ATLANTA (April 18, 2017) - Columbia Property Trust, Inc. (NYSE: CXP) today announced that the location of the 2017 Annual Meeting of Stockholders of Columbia Property Trust, Inc., to be held on Tuesday, May 2, 2017, at 9:00 a.m. Eastern Time, has been moved to the offices of King & Spalding LLP, located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

The original date and time of the meeting have not changed.

About Columbia Property Trust
Columbia Property Trust (NYSE: CXP) owns and operates Class-A office buildings primarily in high-barrier-to-entry, primary markets. Our portfolio includes 16 office properties containing eight million square feet, concentrated in New York, San Francisco, and Washington, D.C. Columbia carries an investment-grade rating from both Moody’s and Standard & Poor’s. For more information, please visit www.columbia.reit.

Media Contact:	Investor Relations:
Bud Perrone	Matt Stover
T 212 843 8068	T 404 465 2227
E bperrone@rubenstein.com	E IR@columbia.reit